Exhibit 10.20





August 1, 2003


CONFIDENTIAL

John E. Isselmann, Jr.
9320 SW Panorama Place
Portland, Oregon 97225


         Re:      Resignation and Separation Agreement

Dear Jack:

         As we have discussed, you have resigned your employment with Electro Scientific Industries, Inc. ("ESI" or the "Company") effective at the close of business on August 5, 2003 (the "Separation Date").

         The terms of a Resignation and Separation Agreement (the "Agreement") are described below. Under this Agreement, if you choose to accept it, you will receive severance compensation as set out below. In exchange, you agree to the terms set forth in the Agreement.

A.       Agreement

         1.       Resignation

         The resignation of your position as General Counsel and Corporate Secretary and as an officer of ESI or any affiliate company of ESI is effective August 5, 2003.

         2.       Separation Pay

         You will receive your final regular payroll and payout of your accrued, unused or otherwise unpaid Flexible Time Off on the Separation Date. If you accept the terms this Agreement, you will receive Separation Pay in the amount of $13,229.35, less applicable withholding.

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         3.       Benefits

                  3.1      Health and Dental Benefits

         Your regular health and dental coverage will continue through August 31, 2003. You acknowledge that pursuant to COBRA, a federal law, you may, if eligible, continue your group health benefits for a period of eighteen (18) months from termination of your employment at your sole expense. You will receive additional information explaining rates and your options under COBRA in separate correspondence.

                  3.2      Other Qualified and Non-Qualified Plans and Programs

         Except for health and dental benefits described above, effective on the Separation Date, you will cease participation in all benefit plans and programs of the Company, including, but not limited to, vacation and sick leave programs and all employee stock programs.

                  3.3      Stock Options and Grants

         Your rights under the Company's Stock Incentive Plans with respect to stock options and stock grants shall be as stated in the plan documents or related agreements. For purposes of stock option vesting and exercise your termination date will be the Separation Date. Please refer to the stock options agreements and stock options plans previously provided to you for details on your right to exercise currently vested stock options.

                  3.4      No Other Benefits

         You will not receive any other employee benefits except those specified herein. You acknowledge that you have no vested retirement benefits under any retirement plan or agreement based on your service to the Company. You agree to waive the right to participate in any Company employee benefit plan and to receive other fringe benefits or separation benefits from ESI, other than those set forth herein.

         4.       Release of Claims

               4.1  Release

         In consideration for these separation benefits, and except as set forth in section 4.2 below, you agree to fully release the Company and its subsidiaries, related corporations, affiliates and joint ventures, partnerships, predecessor and successor organizations and all current and former partners, members, joint venturers, officers, directors, employees, agents, insurers, shareholders, representatives and assigns from any and all liability, damages or causes of action, direct or indirect, known or unknown including, without limitation, all claims relating in any way to your employment with the Company or the termination of that employment. This release includes, but is not limited to, any claims for additional compensation, benefits or wages in any form, damages, reemployment or reinstatement. This release also includes, but is not

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limited to, all claims for relief or remedy under any state or federal laws, including ERISA, 29 USC ss. 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 USC ss. 2000e as amended, the Post Civil War Civil Rights Acts, 42 USC ss.ss. 1981-88, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Older Workers' Benefit Protection Act, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, and all other laws and contract, tort or other common or statutory law theories and all labor, employment or wage laws of Oregon or any other state.

4.2      Exception to Release

                  Notwithstanding paragraph 4.1, you and the Company agree that nothing in this Release of Claims shall apply to or reduce or eliminate any rights to indemnity that you now have under statute, contract, policy of insurance, or from any other source of indemnity for any claims that may be made against you, or the defense of such claims. You will remit invoices for costs related to any indemnity rights to J. Michael Dodson, Vice President Administration and Chief Financial Officer until instructed to do otherwise. We also agree that in the event any claims are made against you, or investigations made (including any investigations by any regulatory agency) the Company will provide you with full and complete access to Company records as needed to defend against claims or to respond to any investigation.

         5.       Voluntary Release

         You acknowledge that you have read the Agreement and understand that you are releasing legal rights, including those identified in the release of claims set forth above. You also acknowledge that, as consideration for executing this Agreement, including the release of claims, you are receiving additional benefits and compensation to which you would not otherwise be entitled. You are advised that you may choose to seek review and advice regarding this Agreement from an attorney.

         6.       Preservation and Non-Use of Confidential Information

         You agree not to discuss this Agreement except with your financial, tax, and legal advisors and with members of your family, and not to discuss Confidential Information obtained during your employment with the Company. For purposes of this Agreement, "Confidential Information" means any and all confidential or proprietary information concerning the Company or its affiliates, joint venturers or other related entities, the disclosure of which could disadvantage ESI or which derives value from the fact that it is not publicly known. Confidential Information includes trades secrets as defined under the Uniform Trades Secrets Act.

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         You agree not to use Confidential Information, during the term of this
Agreement or after its termination, for any personal or business purpose, either for your own benefit or that of any other person, corporation, government or other entity.

         You also agree that you will not disclose or disseminate any Confidential Information, directly or indirectly, at any time during the term of this Agreement or after its termination, to any person, agency, or court unless compelled to do so pursuant to legal process (e.g., a summons or subpoena) or otherwise required by law and then only after providing the Company with prior notice and a copy of the legal process.

         Finally, you agree that you have already returned or will return upon execution of this Agreement any confidential information which is in your possession.

         7.       Dispute Resolution

         This Agreement shall be construed in accordance with and governed by the statutes and common law of the state of Oregon. Any disputes arising in connection with the terms or enforcement of this Agreement shall be resolved by confidential mediation or binding arbitration in accordance with the procedures of the American Arbitration Association or other procedures agreed upon by me and the Company. The costs of mediation and arbitration shall be borne equally by you and the Company.

         8.       Severability

         The provisions of this Agreement shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) thereof shall remain in full force and effect and continue to be enforceable.

         9.       Entire Agreement

         This Agreement contains the entire agreement between the parties. There have been no promises, inducements or agreements not expressed in this Agreement. No modification shall be made unless in writing and signed by both parties.

         10.      Acknowledgement

         You acknowledge that this Agreement contains the entire agreement and understanding between you and the Company and supersedes and replaces all prior negotiations and agreements concerning the subjects of this Agreement. You acknowledge that (a) you have read the Agreement and understand the effect of your release and that you are releasing legal rights; (b) you have had adequate time to consider this Agreement (as set out below); (c) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would not otherwise be entitled; and (d) you have been, and hereby are advised in writing to review this Agreement with legal counsel of your choice.

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         11.      Time for Consideration of Offer and Agreement

         You acknowledge that the Company provided you this Agreement on or before Friday, August 1, 2003 and that this offer provided you with a period of seven (7) days from the date of receipt for your consideration of the offer (the "consideration period"). In the event you have not executed this Agreement by the expiration of the offer period on Friday, August 8, 2003, the offer shall expire. You may execute this Agreement at any time during this consideration period. This Agreement shall be effective on the date it is signed.

                                   Sincerely,

                        ELECTRO SCIENTIFIC INDUSTRIES, INC.


                        By:/s/Barry L. Harmon
                           --------------------------------------------------
                                 Barry L. Harmon
                                 President and Chief Executive Officer


         I have read and understand the foregoing Agreement and, by signing below, I voluntarily enter into this Agreement and understand that I am waiving and releasing legal claims that I may have against the Company.


Accepted August 8, 2003

John E. Isselmann, Jr.


/s/John E. Isselmann, Jr.
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Signature